EXHIBIT 23a

INDEPENDENT  ACCOUNTANTS’ CONSENT

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in registration statements Nos. 33-20687, 333-64612 and 333-64614 on Form S-8, and No. 333-61498 on Form S-4 as amended by post-effective amendment No. 1 of Unity Bancorp, Inc., of our report dated January 25, 2002, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey

March 26, 2002